Exhibit 10.9

Subaye.com, Inc.
9th Floor, Beijing Business World Bldg.,56 Dongxinglong St., Chongwen Dist.,
Beijing 100062,China

January 2, 2008

Mr. Yulong Zhu
9th Floor, Beijing Business World Bldg.,56 Dongxinglong St., Chongwen Dist.,
Beijing 100062,China

Dear Yulong:

I am pleased to extend our offer to you for the position Secretary, Subaye.com, Inc., subject to final approval of our Board of Directors. In this role, you will report directly to me.

This employment offer includes the following components:

1.	You will receive a sign-on bonus of 50,000 shares of Subaye.com, Inc. common stock, payable within 30 days of your reporting date of January 1, 2008.

2.
You will receive a guaranteed minimum annual bonus of 10,000 shares of SUBAYE common stock for years 2008 and 2009 payable on the normal award payment date (November of the year), contingent on your continuous service and satisfactory work/conduct/performance.  Each year, 20% of the annual bonus will be deferred for two years.

3.	Should Subaye.com, Inc. issue stock awards, you will be eligible for stock options/awards commensurate with the issuance of such awards to other senior management at the same level.

4.	You will be entitled to 2 weeks vacation per year.

5.	You will be entitled to our full benefits package.

All of the components of this employment offer are contingent on your continuous employment with Subaye.com, Inc. and your satisfactory work performance and conduct as determined by your management.  All payments will have all applicable local, state and federal tax and withholdings deducted.

Under our Human Resources procedures, you will be given an initial appraisal period during your first six months of employment.  During this time, your performance will be reviewed and feedback provided to you.  Subsequently, your performance will be reviewed periodically according to our company practices.

Please be advised that any changes or amendments to our policies, procedures, benefits and compensation programs, and corporate or departmental organization will apply to you as they will to all Subaye employees.

If you have any questions regarding this offer or the terms and conditions of employment, please call me at (86) 10 6702 0983.  If the terms and conditions of this offer of employment are acceptable, please sign and date this letter, review and complete all enclosed forms and documents, and bring this letter and all completed forms with you on your first day of work.  A copy of this letter is provided for your records.
Yulong, welcome to Subaye. We believe you will find the work to be both challenging and personally rewarding, and look forward to the contributions you will make toward achieving the goals of Subaye.com, Inc. I personally look forward to working with you.

Sincerely,

/s/
Yaofu Su
President
Subaye.com, Inc.

I accept this offer of employment by the Subaye.com, Inc.

/s/ Yulong Zhu